Exhibit 10.26

[ConAgra Foods Logo]

PERSONAL AND CONFIDENTIAL

July 18, 2007

Mr. Owen Johnson

c/o ConAgra Foods, Inc.

One ConAgra Drive

Omaha, NE 68102

Re:	Transition Agreement

Dear Owen:

This letter confirms your decision to officially retire from ConAgra Foods, Inc. (“ConAgra”) on July 1, 2008, and further details the terms and conditions of your employment from the date of this Agreement through July 1, 2008 (the “Transition Period”).

1.

Employee’s Duties: During the Transition Period, you shall be available on a reduced work schedule to provide for a smooth transition of all areas of responsibility, including your staff duties for the Board’s Human Resources Committee, and the transfer of any unique historical knowledge that you have derived through your service to ConAgra. Your service may be provided either in Naperville, IL or through a telecommuting arrangement; however, you shall bear any commuting costs. At all times, you will remain an employee at will.

2.

Benefits: During the Transition Period, you will continue to receive all welfare benefits available to senior executives of ConAgra, notwithstanding your reduced work schedule, and you will continue vesting in all equity and retirement programs in which you are a participant. After your retirement, you will receive standard retirement benefits pursuant to all applicable plans.

3.

Compensation: Through July 29, 2007, you will continue to receive your current salary, on regular pay periods, less applicable withholdings. From July 30, 2007 through July 1, 2008, you will receive 50% of your current salary, on regular pay periods, less applicable withholdings.

4.

Management Incentive Plan: For Fiscal Year 2008, your Bonus Target will be 100% of your total actual base compensation paid during Fiscal Year 2008 (e.g., $293,000 rather than $500,000). Payment will be made pursuant to the applicable MIP plan, and according to the plan provisions for retirement

5.

Long Term Senior Management Incentive Plan: Per the terms of ConAgra’s prior long-term incentive plan, your restricted stock and cash units granted for FY’04 performance will be 80% vested on May 25, 2008, and the remaining 20% of your units will be forfeited.

6.

Performance Share Plan: For the Fiscal Year 2007-2009 performance cycle under ConAgra’s performance share plan, one-third of your granted performance shares (32,000) is targeted to be paid in July 2007, upon Human Resources Committee approval. If earned, up to one-third of your granted performance shares (32,000) will be paid to you following the end of Fiscal Year 2008, pursuant to the plan’s provisions. The remaining one-third of the granted performance shares (32,000) will be forfeited upon your retirement. Pursuant to the plan provisions for treatment upon termination for retirement, a true up for ConAgra’s performance against the full three-year performance metrics will be made following the end of fiscal year 2009, at the same time as paid to other participating executives. A performance share grant for the Fiscal Year 2008 - 2010 will be made at a target of 32,000 performance shares. Two-thirds of those shares will be forfeited upon your retirement. You will be eligible for the remaining one-third (10,666 target shares) of which the number of shares paid will be determined by the actual ConAgra performance against the three-year performance metrics. The payment, if any, will be made following the end of Fiscal Year 2010, at the same time as paid to other participating executives.

7.

Stock Options: All vested options as of your retirement date will be available for exercise per the terms of the applicable option agreements. A previous grant to you of 48,000 options will not vest by the end of the Transition Period, and thus, will be forfeited. For Fiscal Year 2008, you will receive a grant of 53,333 options, which will fully vest as of May 25, 2008.

8.	Change of Control Agreement: The Change of Control Agreement, which you executed in March 2006, terminates on July 29, 2007.

9.

Unfunded Pension: In the event of a change of control of ConAgra, your unfunded pension will be funded to the same extent and by the same mechanism as that employed for those executive officers who are in office immediately prior to the change of control. This funding obligation does not create any additional claim to ConAgra’s assets. Despite the fact that your Change of Control Agreement terminates on July 29, 2007, for purposes of this paragraph, “change of control” shall have the same meaning as defined in the Change of Control Agreement approved by the Board in March 2006 (the “Form COC Agreement”); provided that if a program-wide amendment modifies the definition of “Change of Control” contained in the Form COC Agreement, that new definition shall apply for purposes of this Section 9.

10.

Key Employee: You understand that you are a Key Employee as defined by section 409A of the Internal Revenue Code for the current 12 month period. Accordingly, upon your retirement, you may be identified as a key employee for the next 12 month period, and some of your compensation may be subject to the delayed payment requirements of 409A.

11.

Non-Solicitation: For two (2) years from the date of your retirement, you agree not to encourage, directly or indirectly, any other employee of ConAgra with whom you worked regularly during your employment with ConAgra to quit or supplement their employment with ConAgra, unless prior written approval is provided by ConAgra. This includes engaging in any single or sole proprietorship, partnership, or consulting arrangement with you while they are actively employed with ConAgra.

12.

Non-Compete: For two (2) years following the effective date of this Agreement, you agree that you will not accept employment with any person, firm, corporation or business, including self-employment, sole proprietorship or consulting work, which is a direct competitor of ConAgra or its affiliates, unless you receive prior written approval from ConAgra. Direct competitor is defined as a company that sells product lines that compete with any ConAgra product. To receive prior written approval from ConAgra, you should contact Rob Sharpe, his designee or successor, providing the name or the potential employer, general description of the business conducted by the employer and a general description of your potential duties. If you violate any of the terms or conditions of this paragraph, you may be subject to penalties and lawsuits for injunctive relief and money damages, which may be sought by ConAgra. You agree that this covenant is fair and reasonable and further agree that this covenant is necessary to protect ConAgra’s legitimate economic interest in maintaining the confidentiality of confidential and proprietary information, including trade secrets.

13.

Confidentiality: You acknowledge that during your employment with ConAgra or any of its affiliates, you have and will continue to acquire and be exposed to and have access to, non-public material information of ConAgra and its affiliates and/or their customers or clients that is confidential, proprietary, and/or a trade secret (“Confidential Information”). At all times, both during and after your retirement, you shall keep and retain in confidence and shall not disclose except as required and authorized in the course of your employment with ConAgra or any of its affiliates, to any person, firm or corporation, or use for your own purposes, any Confidential Information. You acknowledge that ConAgra considers this confidentiality provision to be material to this Agreement.

14.

Set-Off: In the event that ConAgra has a reasonable basis to believe you have breached the terms of this Agreement, ConAgra may, in addition to any other rights and remedies, offset any claims against you from any current or future sums, stock options, or rights which may be due you on in which you may claim an interest. If there is a reasonable possibility the breach can be cured, you will be given thirty (30) days advance notice and an opportunity to cure any breach prior to a set-off.

15.

Cooperation: Upon retirement, you agree to provide reasonable assistance and cooperation relating to any pending or future lawsuits or claims, about which you are knowledgeable. If required by law to provide sworn testimony regarding ConAgra or affiliate-related matters, you will consult with and have ConAgra’s designated legal counsel present for such testimony. ConAgra will be responsible for the costs of such designated counsel.

16.

Non-Disparagement: You agree to refrain from making disparaging comments the purpose of effect of which is to harm the reputation, good will, or commercial interests of ConAgra, its management of leadership, or any of its affiliates. ConAgra also agrees to refrain from engaging in any conduct or making comments, or statements, the purpose and effect of which is to harm the reputation, good will or interests of you.

17.

Miscellaneous: The terms of this Agreement: (a) may be amended or canceled only by mutual agreement of you and ConAgra, in writing; (b) shall be construed in accordance with the law of the State of Delaware.

Owen, we look forward to your acceptance of this Agreement, which you can indicate by signing and returning a copy of this letter to me.

Sincerely,

/s/ Gary Rodkin
Gary Rodkin
Chief Executive Officer
ConAgra Foods, Inc.

Agreed & Accepted:

/s/ Owen Johnson
Owen Johnson